Exhibit 99.1

News For Immediate Release

Memorial Resource Development Corp. Announces Fourth Quarter and Full Year 2014 Results

HOUSTON, March 11, 2015 – Memorial Resource Development Corp. (Nasdaq: MRD) announced today its operating and financial results for the fourth quarter and year ended December 31, 2014.

Financial highlights from fourth quarter 2014 include:

•	Increased average daily production 104% to 282 MMcfe/d for the fourth quarter 2014 compared to 139 MMcfe/d for the fourth quarter 2013

•	Represents a 21% sequential increase from 234 MMcfe/d in the third quarter 2014

•	Increased Adjusted EBITDA(1) 119% to $96.6 million for the fourth quarter 2014 compared to $44.2 million in the prior year period

Financial highlights from full year 2014 include:

•	Increased average daily production 77% to 227 MMcfe/d for 2014 compared to 128 MMcfe/d in 2013

•	Increased average daily production in the Terryville Field 89% to 195 MMcfe/d for 2014 versus 103 MMcfe/d in 2013

•	Increased Adjusted EBITDA(1) 74% to $344.0 million in 2014 versus $197.9 million in 2013

Other significant highlights include:

•	Increased year-end 2014 proved reserves 45% to 1.6 Tcfe from year-end 2013

•	Increased proved reserve value on a PV-10(1) basis 106% to $3.0 billion versus $1.5 billion at year-end 2013

•	Replaced 738% of estimated production in 2014 from all sources including performance and price revisions

•	Achieved finding and development costs for proved reserve additions of $0.86 per Mcfe

•

Brought online 31 gross horizontal wells in MRD’s four primary, overpressured zones in the Terryville Field during 2014 that achieved an average thirty-day gross initial production (“IP”) rate of 20.2 MMcfe/d

•	Significantly delineated MRD’s acreage position in the Terryville Field by drilling over 50% of its 2014 horizontal wells outside NSAI’s proved (“1P”) area

•	Significantly expanded MRD’s 1P gross acreage position by 103% to 32,874 gross acres at year-end 2014

•	Added 19,530 gross (13,792 net) acres of leasehold in the Terryville Field since its initial public offering through a series of bolt-on acquisitions and MRD’s active leasing program

•	Increased number of operated rigs in the Terryville field to eight compared to four rigs at year-end 2013

“2014 was an outstanding year for MRD as we delivered sound operating results and further solidified our position in the Terryville Field,” said John Weinzierl, Chief Executive Officer of MRD. “Terryville Field is one of North America’s most prolific natural gas fields, characterized by high recoveries, high initial production rates with high liquids yields, long reserve life, multiple stacked producing zones, available infrastructure, favorable regulatory environment and a large number of service providers.”

Weinzierl added, “Our 2014 drilling program significantly increased proved reserves across our acreage position in the Terryville Field. We’re excited for 2015 as we expect to deliver top-tier production growth while drilling some of the highest rates of return wells in the country.”

Fourth Quarter 2014 Results

Unless otherwise indicated, the operating and financial results discussed in this press release only include the MRD Segment, which includes all of MRD’s operations except for Memorial Production Partners LP and its subsidiaries (“MEMP”).(2)

Net production increased 104% year-over-year to 282 MMcfe/d for the fourth quarter 2014 compared to 139 MMcfe/d for the fourth quarter 2013. Fourth quarter 2014 net production consisted of 225 MMcf/d of natural gas (80%), 6.6 MBbls/d of natural gas liquids (“NGLs”) (14%) and 2.9 MBbls/d of crude oil (6%). In the fourth quarter, approximately 91% of average daily production was associated with the Terryville Field with the remaining portion attributable to MRD’s East Texas and the Rockies regions. During the fourth quarter 2014, MRD brought online a total of 12 horizontal gross wells, consisting of 11 in the Terryville Field and 1 in East Texas, which was divested in February 2015.

Total revenues increased 72% to $103.8 million for the fourth quarter 2014 from $60.2 million for the fourth quarter 2013. The increase was primarily due to drilling activity in North Louisiana.

Average realized prices for the quarter ending December 31, 2014 and 2013, before the effect of commodity derivatives, are presented below:

	Q4’14	Q4’13	Percent Change
Natural gas (per Mcf)	$3.23	$3.01	7%
NGL (per Bbl)	$29.94	$35.45	(16)%
Oil (per Bbl)	$71.10	$96.85	(27)%

Total (per Mcfe)	$4.00	$4.69	(15)%

Average realized prices for the quarter ending December 31, 2014 and 2013, after the effect of commodity derivatives, are presented below:

	Q4’14	Q4’13	Percent Change
Natural gas (per Mcf)	$3.38	$3.37	—
NGL (per Bbl)	$41.35	$35.16	18%
Oil (per Bbl)	$86.67	$97.09	(11)%

Total (per Mcfe)	$4.54	$4.93	(8)%

MRD’s realized pricing varies from NYMEX due to revenue deductions for the net costs of gathering, transporting and processing and regional basis differentials.

Lease operating expense (“LOE”) for the fourth quarter 2014 was $8.0 million, or $0.31 per Mcfe, compared to $7.9 million, or $0.62 per Mcfe, for the fourth quarter 2013. The decrease in per unit LOE resulted from increased sales volumes, lower per unit operating cost attributable to pad development and MRD’s continuous efforts to reduce costs.

Production and ad valorem taxes were $3.7 million for the fourth quarter 2014, or $0.14 per Mcfe, compared to $0.8 million, or $0.06 per Mcfe, for the fourth quarter 2013. Fourth quarter 2014 production and ad valorem taxes increased versus fourth quarter 2013 due to higher production and associated revenue.

General and administrative (“G&A”) expense for the fourth quarter 2014 was $12.8 million, or $0.49 per Mcfe, compared to $16.0 million, or $1.26 per Mcfe, for the fourth quarter 2013. During the fourth quarter 2014, G&A expense included $1.3 million, or $0.05 per Mcfe, of stock-based compensation expense and $0.7 million, or $0.03 per Mcfe, of acquisition related costs.

Net interest expense during the fourth quarter 2014 was $5.9 million, including amortization of deferred financing fees of approximately $0.7 million. This compares to net interest expense during the fourth quarter 2013 of $11.4 million, including amortization of deferred financing fees of approximately $0.8 million. The year-over-year decrease in net interest expense is primarily the result of higher interest rate debt instruments that have since been terminated in addition to $4.5 million of capitalized interest in the fourth quarter 2014.

Capital expenditures totaled $249.5 million in the fourth quarter 2014 and included $96.9 million related to acquisitions. During the quarter, MRD spent approximately 97% in the Terryville Field, 2% in East Texas and 1% in the Rockies.

MRD reported Adjusted Net Income(1) for the fourth quarter 2014 of $1.8 million compared to a loss of $1.4 million for the fourth quarter 2013. Adjusted Net Income during 2014 was impacted by impairment and exploration expenses related to MRD’s Rockies region.

Full Year 2014 Results

Net production increased 77% year-over-year to 227 MMcfe/d for 2014 compared to 128 MMcfe/d for 2013. 2014 net production consisted of 175 MMcf/d of natural gas (77%), 6.1 MBbls/d of NGLs (16%) and 2.6 MBbls/d of crude oil (7%). During 2014, MRD brought online 42 gross wells, consisting of 34 wells in the Terryville Field, 6 in East Texas, and 2 in the Rockies. In the Terryville Field, MRD completed 31 horizontal wells in its four primary, overpressured Lower Cotton Valley zones, one horizontal well in an Upper Cotton Valley zone and two vertical wells.

Total revenues increased 75% to $405.3 million during 2014 from $231.6 million for 2013. The increase was primarily due to drilling activity in North Louisiana and East Texas.

Average realized prices for the years ended December 31, 2014 and 2013, before the effect of commodity derivatives, are presented below:

	2014	2013	Percent Change
Natural gas (per Mcf)	$3.67	$3.22	14%
NGL (per Bbl)	$38.62	$36.99	4%
Oil (per Bbl)	$89.54	$100.76	(11)%

Total (per Mcfe)	$4.89	$4.93	(1)%

Average realized prices for the years ended December 31, 2014 and 2013, after the effect of commodity derivatives, are presented below:

	2014	2013	Percent Change
Natural gas (per Mcf)	$3.66	$3.55	3%
NGL (per Bbl)	$41.58	$37.47	11%
Oil (per Bbl)	$92.77	$101.37	(8)%

Total (per Mcfe)	$5.00	$5.19	(4)%

MRD’s realized pricing varies from NYMEX due to revenue deductions for the net costs of gathering, transporting and processing and regional basis differentials.

LOE for the year was $26.7 million, or $0.32 per Mcfe, compared to $25.0 million, or $0.53 per Mcfe, in 2013. The decrease in per unit LOE resulted from increased sales volumes, lower per unit operating cost attributable to pad development and MRD’s continuous efforts to reduce costs.

Production and ad valorem taxes were $14.1 million for 2014, or $0.17 per Mcfe, compared to $9.4 million, or $0.20 per Mcfe, for the previous year. 2014 production and ad valorem taxes increased versus 2013 due to higher production and associated revenue.

G&A expense for 2014 was $42.1 million, or $0.51 per Mcfe, compared to $38.5 million, or $0.82 per Mcfe, for 2013. During 2014, G&A expense included $2.8 million, or $0.03 per Mcfe, of stock-based compensation expense and $2.3 million, or $0.03 per Mcfe, of acquisition related costs. This compares to $1.6 million, or $0.03 per Mcfe, of acquisition related costs for the prior year period.

Net interest expense during 2014 was $50.3 million, including amortization of deferred financing fees of approximately $3.2 million. This compares to net interest expense during 2013 of $27.3 million, including amortization of deferred financing fees of approximately $2.5 million. The year-over-year increase in net interest expense is primarily the result of long term debt associated with MRD’s senior unsecured notes.

Capital expenditures totaled $517.5 million for the year ended December 31, 2014 and included $97.8 million related to acquisitions. In 2014, MRD spent approximately 90% in the Terryville Field, 5% in East Texas and 5% in the Rockies.

MRD reported Adjusted Net Income(1) for 2014 of $83.1 million compared to $50.1 million for 2013.

(1)

Adjusted EBITDA, Adjusted Net Income (Loss) and PV-10 are non-GAAP financial measures. Please see the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

(2)

Because MRD controls MEMP through the ownership of its general partner (“MEMP GP”), MRD is required to consolidate MEMP for accounting and financial reporting purposes even though MEMP GP only owns a 0.1% general partner interest and 50% of the incentive distribution rights in MEMP. MRD’s consolidated financial statements include two reportable business segments: (i) the MRD Segment, which reflects all of our operations except for MEMP and its subsidiaries and (ii) the MEMP Segment, which reflects the operations of MEMP and its subsidiaries. Although consolidated for accounting and financial reporting purposes, MRD and MEMP each have independent and non-recourse capital structures. The MRD Segment accounts for its investment in MEMP under the equity method. Please refer to MRD’s Annual Report on Form 10-K for the year ended December 31, 2014 for additional information.

Operational Update

During 2014, MRD significantly expanded its future development program in the Terryville Field. In 2014, MRD completed 31 wells in its four primary, overpressured Lower Cotton Valley zones. Over 50% of MRD’s total horizontal wells brought online in 2014 were located outside of NSAI’s 1P area (as of December 31, 2013). The following table provides additional details related to MRD’s horizontal wells added in its four primary zones in the Terryville Field during 2014:

Zone	Wells Completed	Avg. Well Lateral Length (Feet)	Avg. Well 30- Day IP Rate (MMcfe/d)	30-Day IP Rate Per Thousand Foot of Lateral
Upper Red	22	5,854	21.7	3.7
Lower Red	8	5,815	17.4	3.0
Upper Deep Pink	1	6,679	7.3	1.1

All Wells	31	5,870	20.2	3.4

In addition to the 2014 operational data noted above, MRD provided the following recent developments in the Terryville Field:

On October 20, 2014, MRD completed the two-well Colvin Estates pad targeting the Upper Red zone. These laterals were spaced approximately 750 feet apart with average lateral lengths of 8,104 feet. The wells represent the easternmost horizontal wells completed to date and were located in NSAI’s probable category at the time of drilling. The Colvin Estates pad achieved a combined thirty-day IP rate of 51.0 MMcfe/d. These wells continue to perform above management and NSAI’s type curves and reported a combined ninety-day IP rate of 49.4 MMcfe/d.

In early November 2014, MRD brought online the DL Sanford Upper Red well, which represents MRD’s north-westernmost horizontal well drilled to date. The well was drilled with a 7,010 foot lateral and achieved a thirty-day IP rate of 29.3 MMcfe/d. In addition, the DL Sanford represents one of the more liquids-rich wells drilled to date in the Terryville Field.

In late November 2014, MRD initiated sales from the two-well Dowling pad, which is located south of the DL Sanford in NSAI’s probable category at the time of drilling. These two laterals were spaced approximately 975 feet apart with average lateral lengths of 6,624 feet. The wells delivered individual thirty-day IP rates of 29.1 MMcfe/d and 26.1 MMcfe/d. The Dowling wells are immediate offsets to the Gleason well, which was drilled in 2013 and was below management’s expectations at that time, but represents another example of how MRD’s technical operations team utilizes historical well results, petrophysical data and reservoir engineering analysis to improve upon previous results.

In late December 2014, MRD completed the two-well Wright pad consisting of two directionally opposed laterals. The 6,610 foot southern lateral targeted the Lower Red interval and achieved a 16.0 MMcfe/d thirty-day IP rate. Due to the large trapping fault that runs along the northern edge of MRD’s acreage in the Terryville Field, the northern lateral was drilled with a planned lateral length of 3,810 feet. This northern Upper Red lateral achieved a thirty-day IP rate of 14.3 MMcfe/d. Both wells performed at or above management’s expectations based on a per lateral foot basis.

In January, MRD completed the Louisiana Methodist horizontal well, which represents one of its southernmost horizontal wells drilled to date. The well was drilled with a 6,150 foot lateral and reported a thirty-day IP rate of 3.7 MMcfe/d. Although the production results to date are below management’s expectations, the well’s open hole log data supports reservoir petrophysical conditions in this area of the field that are comparable with the balance of MRD’s current Terryville Field development. Ongoing technical assessments are currently being conducted to fully evaluate the results of the Louisiana Methodist well, which represents one of the deepest wells drilled by MRD in the Terryville Field. Based on its initial assessments, MRD is encouraged by the confirmation of hydrocarbons and overpressured reservoir quality at some of the deepest structural depths within the Lower Cotton Valley sands in MRD’s lease acreage. These findings, combined with other vertical hole log data in the area, reinforce MRD’s belief that it has not yet located the outer boundaries of the Terryville Field. Notably, the Louisiana Methodist well was located outside NSAI’s proved, probable and possible (“3P”) category at the time of spud and significantly outside MRD’s 1P acreage in a portion of the field where MRD has limited vertical well control. MRD believes the southern portion of its acreage remains a productive drilling objective and intends to drill offsetting wells to the Louisiana Methodist in the future.

MRD continues to focus on maximizing shareholder value by growing production through the horizontal development of the Terryville Field, and, therefore, added its seventh rig to the Terryville Field in late-January 2015 and added its eighth Terryville Field rig in mid-February 2015. These rig additions are not only supported by MRD’s robust hedge positions but also by current drilling economics and high working interests in the Terryville Field. MRD expects its 2015 drill plan to have an average net working interest of approximately 91% and its next 350 drilling locations to have an average working interest of approximately 84%.

2015 Capital Program

As previously announced, MRD expects to spend approximately $500 million (using the mid-point of MRD’s previously announced guidance) on its 2015 drilling and completions capital budget and to complete between 40 and 45 gross wells in the Terryville Field in 2015. MRD expects to bring online approximately 8 to 10 gross horizontal wells during the first half of 2015 with the remaining portion of its wells to be completed in the second half of 2015.

MRD expects a majority of its wells brought online in 2015 to be located inside its 1P area (as of December 31, 2014). Notably, MRD’s 1P gross acreage increased 103% at year-end 2014 versus year-end 2013. MRD anticipates drilling inside its significantly expanded 1P acreage will provide a high degree of certainty in the scheduled 2015 drilling plan, which offsets some of MRD’s top performing 2014 wells.

MRD estimates its average lateral length to approximate 7,100 feet in 2015 versus 5,850 feet in 2014. In 2015, MRD expects to develop a majority of its well sites through three and four wells pads. While significantly improving efficiencies, the timing of pad drilling will cause MRD’s production to be weighted more heavily in the second half of 2015.

Although MRD has not included drilling and completion cost savings in its 2015 capex guidance, MRD anticipates pad drilling and completion operations and other service market cost reductions during the year, which could be additive to its full year projections. Currently, MRD is aggressively pursuing cost-cutting initiatives in all facets of its program, including both capital and expense related items.

Terryville Field Acquisitions and Lease Additions

MRD continues to increase its ownership in and around the Terryville Field through acquisitions and an active leasing program. In 2014, MRD consummated 5 acquisitions in and around the Terryville Field for approximately $97 million. Through the aforementioned acquisitions and MRD’s continuous organic leasing effort, MRD has increased its gross acreage position in the Terryville Field 33% since its initial public offering to approximately 79,571 gross (65,314 net) acres, as of March 1, 2015.

	Pro Forma YE 2014		As of March 1, 2015
	Gross	Net	Gross	Net
Terryville Field	73,197	60,057	79,571	65,314
Other Louisiana	25,541	16,540	25,541	16,540
Rockies	158,515	62,562	158,515	62,562

Total Acres	257,253	139,159	263,627	144,416

Note: Table gives effect to the asset swap with MEMP described below

Year-End 2014 Proved and 3P Reserves

On February 24, 2015, MRD announced that proved reserves at December 31, 2014 were 1.6 Tcfe, a 45% increase compared to proved reserves at December 31, 2013. Proved and probable reserves at year-end 2014 totaled 2.5 Tcfe, a 32% increase over 2013. MRD’s 3P reserves at year-end 2014 totaled 4.9 Tcfe, which represents a 34% increase compared to the prior year. MRD’s audited 3P gross horizontal drilling inventory in the Terryville Field increased to 856 locations from 688 locations as of December 31, 2013. Finding and development costs for proved reserve additions from all sources including costs incurred for drilling capital, acquisitions, leasehold additions and all price and performance revisions averaged $0.86 per Mcfe.

Asset Swap

As previously announced, on February 23, 2015 MRD consummated a transaction with MEMP whereby MRD exchanged its East Texas and non-core Louisiana oil and gas properties for all of MEMP’s non-operating interests in the Terryville Field and cash consideration of approximately $78 million. MEMP’s non-operating interests in the Terryville Field included interests in 103 gross (5.1 net) wells. This included 21 gross horizontal wells which are all operated by MRD. Total proved reserves were estimated to be approximately 20 Bcfe (62% proved developed / 70% natural gas), and estimated December 2014 net production was approximately 5 MMcfe/d.

MRD’s divested properties were primarily located in the Joaquin Field in Panola and Shelby Counties, Texas and also included non-core properties located in western Louisiana. The divested properties consisted of 297 gross (165.3 net) wells. Estimated total proved reserves divested were 267 Bcfe (23% proved developed / 75% natural gas). The divested properties had estimated December 2014 net production of approximately 27 MMcfe/d. Terms of the transaction were approved by MRD’s Board of Directors and its Conflicts Committee, which was comprised entirely of independent directors. The transaction had an effective date of January 1, 2015. Cash proceeds from the sale were used to repay indebtedness outstanding under MRD’s revolving credit facility and for general corporate purposes. Subsequent to the asset swap, approximately 99% of MRD’s proved reserves are located in the Terryville Field.

Financial Update

Total debt outstanding as of December 31, 2014 was $783.0 million, including $183.0 million of debt outstanding under MRD’s revolving credit facility and $600.0 million of senior notes due 2022. As of December 31, 2014, MRD’s liquidity of $547.0 million consisted of $5.0 million of cash and cash equivalents and $542.0 million of availability under its revolving credit facility. As of March 1, 2015 and giving effect to the asset swap, MRD had $127.0 million of debt outstanding under its revolving credit facility and total liquidity of $602.5 million consisting of $4.5 million of cash and cash equivalents and $598.0 million of availability under its revolving credit facility. MRD does not expect the divestiture of its East Texas assets to lower its $725.0 million borrowing base. The next re-determination of the borrowing base utilizing year-end 2014 reserves is scheduled to occur in April 2015.

In December 2014, MRD’s Board of Directors authorized the repurchase of up to $50 million of MRD’s outstanding common stock. As of March 1, 2015, MRD had repurchased approximately $34 million of MRD common stock representing 1,907,763 shares of common stock and had 191,757,539 shares of common stock outstanding, compared to 193,435,414 shares outstanding at December 31, 2014. The repurchase program does not obligate MRD to repurchase any specific dollar amount or number of common shares and may be discontinued at any time.

Hedging Update

MRD utilizes its hedging program to mitigate financial risks and commodity price volatility. As of March 10, 2015, MRD has hedged approximately 78% of its expected 2015 production on an equivalent basis (using the mid-point of MRD’s guidance range). More specifically, MRD has hedged approximately 88% of expected natural gas volumes, approximately 72% of expected oil volumes, and approximately 43% of expected NGL volumes for 2015 (using the mid-point of MRD’s guidance range). MRD’s weighted average hedge price in 2015 is $3.97 per MMBtu of natural gas, $89.38 per Bbl of oil and $41.61 per Bbl of NGLs. As of December 31, 2014, the mark-to-market value of MRD’s hedge book was approximately $255 million.

The following table reflects MRD’s hedged volumes and corresponding weighted-average price, as of March 10, 2015.

	Year Ending December 31,
	2015	2016	2017	2018
Natural Gas Derivative Contracts:
Total natural gas volumes hedged (MMBtu)	81,960,000	93,240,000	75,240,000	89,400,000
Total weighted-average price(1)	$3.97	$3.95	$4.02	$3.94
Percent of expected production hedged(2)	88%
Crude Oil Derivative Contracts:
Total crude oil volumes hedged (Bbl)	894,000	426,000	336,000	379,500
Total weighted-average price(1)	$89.38	$88.64	$84.70	$84.50
Percent of expected production hedged(2)	72%
Natural Gas Liquids Derivative Contracts:
Total natural gas liquids volumes hedged (Bbl)	1,812,000	2,227,895	—	—
Total weighted-average price	$41.61	$34.06	—	—
Percent of expected production hedged(2)	43%
Total Derivative Contracts:
Total Hedged Production (MMBtue)	98,196,000	109,163,371	77,256,000	91,677,000
Total weighted-average price(1)	$4.90	$4.41	$4.28	$4.19
Percent of expected production hedged(2)	78%

(1)	Utilizing the mid-point for collars
(2)	Using the mid-point of MRD’s 2015 guidance ranges

For more detailed information about MRD’s hedging program as of March 11, 2015, please see the “Commodity Hedging Overview” presentation on MRD’s website, www.memorialrd.com, under the Investor Relations section.

Annual Report on Form 10-K

MRD’s financial statements and related footnotes will be available in its 2014 Annual Report on Form 10-K, which MRD intends to file with the SEC before March 31, 2015.

Upcoming Conferences

Members of MRD’s management team intend to participate in the following upcoming investment conferences:

•	March 23-24, 2015 – Scotia Howard Weil Energy Conference (New Orleans, LA)

•	April 21-22, 2015 – OGIS New York (New York, NY)

•	May 12, 2015 – IBERIA Capital Partners’ Oil & Gas Day (New York, NY)

•	June 1-2, 2015 – RBC Energy Conference (New York, NY)

•	June 3, 2015 – Bank of America Merrill Lynch Energy and Power Leveraged Finance Conference (New York, NY)

•	June 9, 2015 – Raymond James Boston Spring Investors Conference (Boston, MA)

•	June 10-12, 2015 – Barclays High Yield Bond and Syndicated Loan Conference (Colorado Springs, CO)

Presentation materials for all conferences mentioned above will be available on MRD’s website at www.memorialrd.com on or prior to the day of the respective presentation.

Conference Call and Webcast

MRD will host an investor conference call today at 2:00 p.m. Central Time (3:00 p.m. Eastern Time) to discuss these operating and financial results. Interested parties may join the webcast by visiting MRD’s website www.memorialrd.com and clicking on the webcast link or by dialing (844) 735-9435, or (804) 681-3660 for international calls, at least 15 minutes before the call begins and providing the passcode 82674583. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MRD’s website www.memorialrd.com or by dialing (855) 859-2056 and providing the passcode 82674583. MRD has also posted on its website a presentation that supplements certain information in this press release.

About Memorial Resource Development Corp.

Memorial Resource Development Corp. is an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties in North Louisiana. For more information, please visit our website at www.memorialrd.com.

Cautionary Statement Concerning Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “will,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond MRD’s control. All statements, other than historical facts included in this press release, that address activities, events or developments that MRD expects or anticipates will or may occur in the future, including those related to Terryville Mineral & Royalty Partners LP and such things as MRD’s future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of MRD’s business and operations, plans, market conditions, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Although MRD believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

MRD cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond MRD’s control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital; and the timing of development expenditures. Information concerning these and other factors can be found in MRD’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by MRD will be realized, or even if realized, that they will have the expected consequences to or effects on MRD, its business or operations. MRD has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted Net Income and PV-10. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MRD’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MRD’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MRD does.

PV-10 is a non-GAAP financial measure and represents the period-end present value of estimated future cash inflows from MRD’s natural gas and crude oil reserves, less future development and production costs, discounted at 10% per annum to reflect timing of future cash flows and using SEC pricing assumptions in effect at the end of the period. SEC pricing for natural gas and oil of $3.67 per MMBtu and $93.42 per Bbl and $4.35 per MMBtu and $91.48 per Bbl was based on the unweighted average of the first-day-of-the-month prices for each of the twelve months preceding December 2013 and December 2014, respectively. PV-10 differs from standardized measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes. For 2013, MRD’s PV-10 estimates of proved reserves and its standardized measure were equivalent because, prior to its initial public offering, MRD was not subject to entity level taxation. MRD expects to include a full reconciliation of PV-10 as of December 31, 2014 to standardized measure in its Form 10-K for the year ended December 31, 2014. Neither PV-10 nor standardized measure represents an estimate of fair market value of MRD’s natural gas and oil properties. MRD and others in the industry use PV-10 as a measure to compare the relative size and value of estimated reserves held by companies without regard to the specific tax characteristics of such entities.

Memorial Resource Development Corp.

Operating Data—MRD Segment

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Production volumes:
Oil Sales (MBbls)	262	167	951	665
NGL Sales (MBbls)	608	467	2,220	1,457
Natural Gas Sales (MMcf)	20,726	8,928	63,801	34,092

Total (MMcfe)	25,946	12,744	82,815	46,819
Total (MMcfe/d)	282.0	138.5	226.9	128.3
Average unit costs per Mcfe:
Lease operating expense	$0.31	$0.62	$0.32	$0.53
Production and ad valorem taxes	$0.14	$0.06	$0.17	$0.20
General and administrative	$0.49	$1.26	$0.51	$0.82
Realized gain on commodity derivatives	$0.54	$0.24	$0.11	$0.26

Memorial Resource Development Corp.

Statements of Operations—MRD Segment

	For the Three Months Ended December 31,		For the Year Ended December 31,
(Amounts in $000s)	2014	2013	2014	2013
Revenues:
Oil & natural gas sales	$103,787	$59,738	$404,718	$230,751
Other income	7	459	568	807

Total revenues	103,794	60,197	405,286	231,558

Costs and Expenses:
Lease operating	8,038	7,941	26,695	25,006
Exploration	14,600	89	15,813	1,226
Production and ad valorem taxes	3,656	799	14,150	9,362
Depreciation, depletion and amortization	47,421	24,438	154,917	87,043
General and administrative	12,753	16,013	42,054	38,479
Impairment of proved oil and natural gas properties	24,576	2,527	24,576	2,527
Incentive unit compensation expense	(25,441)	24,210	943,949	43,279
Accretion of asset retirement obligations	193	181	688	728
(Gain) loss on commodity derivatives instruments	(240,604)	5,348	(257,734)	(3,013)
(Gain) loss on sale of properties	—	597	3,057	(82,773)
Other, net	—	27	—	2

Total costs and expenses	(154,808)	82,170	968,165	121,866

Operating Income (loss)	258,602	(21,973)	(562,879)	109,692
Other Income (Expense):
Interest expense, net	(5,928)	(11,402)	(50,283)	(27,349)
Debt extinguishment expenses	—	—	(37,248)	—
Equity income (loss)	188	1,090	(12,656)	1,066
Other income	(112)	64	(10)	145

Total Other Income (Expense)	(5,852)	(10,248)	(100,197)	(26,138)

Income before income taxes	252,750	(32,221)	(663,076)	83,554
Income tax benefit (expense)	(85,527)	(164)	(99,850)	(1,311)

Net income (loss)	167,223	(32,385)	(762,926)	82,243
Net income attributable to previous owners	—	1,262	1,425	4,669
Net loss attributable to noncontrolling interest	—	(501)	(25)	6,870

Net income (loss) attributable to MRD Segment	$167,223	$(33,146)	$(764,326)	$70,704

Memorial Resource Development Corp.

Calculation of Adjusted EBITDA—MRD Segment

We evaluate segment performance based on Adjusted EBITDA. Adjusted EBITDA is defined as net income (loss), plus interest expense; debt extinguishment costs; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived properties; accretion of asset retirement obligations; losses on commodity derivative contracts and cash settlements received; losses on sale of properties; stock-based compensation; incentive-based compensation expenses; exploration costs; provision for environmental remediation; equity loss from MEMP; cash distributions from MEMP; acquisition related costs; amortization of investment premium; and other non-routine items, less interest income; income tax benefit; gains on commodity derivative contracts and cash settlements paid; equity income from MEMP; gains on sale of assets and other non-routine items.

The following table presents the MRD Segment information for the periods indicated:

	For the Three Months Ended December 31,		For the Year Ended December 31,
(Amounts in $000s)	2014	2013	2014	2013
MRD Segment net income (loss)	$167,223	$(32,385)	$(762,926)	$82,243
Add (Deduct):
Interest expense, net	5,928	11,402	50,283	27,349
Debt extinguishment costs	—	—	37,248	—
Income tax expense	85,527	164	99,850	1,311
Depreciation, depletion and amortization	47,421	24,438	154,917	87,043
Impairment of proved oil and gas properties	24,576	2,527	24,576	2,527
Accretion of asset retirement obligations	193	181	688	728
(Gains) losses on commodity derivatives	(240,604)	5,348	(257,734)	(3,013)
Cash settlements received (paid) on commodity derivatives	14,096	3,115	9,166	12,240
Acquisition related costs	737	(67)	2,305	1,584
Stock-based compensation (LTIPs)	1,317	—	2,804	—
Incentive-based unit compensation expenses	(25,441)	24,210	943,949	43,279
(Gain) loss on sale of properties	—	597	3,057	(82,773)
Loss on office lease	1,180	—	1,180	—
Exploration costs	14,600	89	15,813	1,226
Equity (income) loss in MEMP	(188)	(2,301)	12,656	(1,847)
Cash distributions from MEMP	76	6,906	6,144	26,006

MRD Segment Adjusted EBITDA:	$96,641	$44,224	$343,976	$197,903

Memorial Resource Development Corp.

Calculation of Adjusted Net Income—MRD Segment

MRD Segment Adjusted Net Income is a supplemental non-GAAP financial measure that is used by external users of MRD’s financial statements. We define MRD Segment Adjusted Net Income as net income excluding the impact of certain items including gains or losses on commodity derivative instruments not yet settled, gains or losses on sales of properties, debt extinguishment costs, equity income in MEMP, stock-based compensation and incentive-unit compensation expense. We believe MRD Segment Adjusted Net Income is useful to investors because it provides readers with a more meaningful measure of our profitability before recording certain items for which the timing or amount cannot be reasonably determined. However, this measure is provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP. The following table provides a reconciliation of net income (loss) as determined in accordance with GAAP to adjusted net income for the periods indicated:

The following table presents the MRD Segment information for the periods indicated:

	For the Three Months Ended December 31,		For the Year Ended December 31,
(Amounts in $000s)	2014	2013	2014	2013
MRD Segment net income (loss)	$167,223	$(32,385)	$(762,926)	$82,243
Add (Deduct):
(Gains) losses on commodity derivatives	(240,604)	5,348	(257,734)	(3,013)
Cash settlements (paid) received on commodity derivatives	14,096	3,115	9,166	12,240
(Gain) loss on sale of properties	—	597	3,057	(82,773)
Stock-based compensation (LTIPs)	1,317	—	2,804	—
Incentive-based compensation expenses	(25,441)	24,210	943,949	43,279
Equity (income) loss in MEMP	(188)	(2,301)	12,656	(1,847)
Debt extinguishment costs	—	—	37,248	—
Tax effect of adjustments	85,437	—	94,885	—

MRD Segment Adjusted Net Income (Loss)	$1,840	$(1,416)	$83,105	$50,129

Memorial Resource Development Corp.

Commodity Hedge Positions—MRD Segment

At December 31, 2014, the MRD Segment had the following open commodity positions:

	2015	2016	2017	2018
Natural Gas Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (MMBtu)	3,700,000	2,570,000	1,770,000	2,900,000
Weighted-average fixed price	$4.15	$4.09	$4.24	$4.27
Collar contracts:
Average Monthly Volume (MMBtu)	130,000	1,100,000	1,050,000	—
Weighted-average floor price	$4.00	$4.00	$4.00	$—
Weighted-average ceiling price	$4.64	$4.71	$5.06	$—
Natural gas put option contracts:
Average Monthly Volume (MMBtu)	3,000,000	4,100,000	3,450,000	2,850,000
Weighted-average fixed price	$3.75	$3.75	$3.75	$3.75
Weighted-average deferred premium	$(0.33)	$(0.36)	$(0.35)	$(0.35)
TGT Z1 basis swaps:
Average Monthly Volume (MMBtu)	1,730,000	220,000	200,000	—
Spread	$(0.09)	$(0.08)	$(0.08)	$—
Crude Oil Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (Bbls)	46,500	8,500	28,000	31,625
Weighted-average fixed price	$91.67	$84.80	$84.70	$84.50
Collar contracts:
Average Monthly Volume (Bbls)	2,000	27,000	—	—
Weighted-average floor price	$85.00	$80.00	$—	$—
Weighted-average ceiling price	$101.35	$99.70	$—	$—
Put option contracts:
Average Monthly Volume (Bbls)	26,000	—	—	—
Weighted-average fixed price	$85.00	$—	$—	$—
Weighted-average deferred premium	$(3.80)	$—	$—	$—
NGL Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (Bbls)	151,000	185,658	—	—
Weighted-average fixed price	$41.61	$34.06	$—	$—

Memorial Resource Development Corp.

Statements of Operations—MRD Corp. Consolidated

Included below is our consolidated and combined statement of operations disaggregated by reportable segment for the period indicated:

	For the Year Ended December 31, 2014
	MRD	MEMP	Other, Adjustments & Eliminations	Consolidated & Combined Totals
Revenues:
Oil & natural gas sales	$404,718	$490,249	$—	$894,967
Other revenues	568	3,856	(46)	4,378

Total revenues	405,286	494,105	(46)	899,345

Costs and expenses:
Lease operating	26,695	134,654	(46)	161,303
Pipeline operating	—	2,068	—	2,068
Exploration	15,813	790	—	16,603
Production and ad valorem taxes	14,150	31,601	—	45,751
Depreciation, depletion, and amortization	154,917	155,404	3,872	314,193
Impairment of proved oil and natural gas properties	24,576	407,540	—	432,116
Incentive unit compensation expense	943,949	—	—	943,949
General and administrative	42,054	45,619	—	87,673
Accretion of asset retirement obligations	688	5,618	—	6,306
(Gain) loss on commodity derivative instruments	(257,734)	(492,254)	—	(749,988)
(Gain) loss on sale of properties	3,057	—	—	3,057
Other, net	—	(12)	—	(12)

Total costs and expenses	968,165	291,028	3,826	1,263,019

Operating income (loss)	(562,879)	203,077	(3,872)	(363,674)
Other income (expense):
Interest expense, net	(50,283)	(83,550)	—	(133,833)
Loss on extinguishment of debt	(37,248)	—	—	(37,248)
Earnings from equity investments	(12,656)	—	12,656	—
Other, net	(10)	(327)	—	(337)

Total other income (expense)	(100,197)	(83,877)	12,656	(171,418)

Income (loss) before income taxes	(663,076)	119,200	8,784	(535,092)
Income tax benefit (expense)	(99,850)	(1,121)	—	(100,971)

Net income (loss)	$(762,926)	$118,079	$8,784	$(636,063)

	For the Year Ended December 31, 2013
	MRD	MEMP	Other, Adjustments & Eliminations	Consolidated & Combined Totals
Revenues:
Oil & natural gas sales	$230,751	$341,197	$—	$571,948
Other revenues	807	2,419	(151)	3,075

Total revenues	231,558	343,616	(151)	575,023

Costs and expenses:
Lease operating	25,006	88,893	(259)	113,640
Pipeline operating	—	1,835	—	1,835
Exploration	1,226	1,130	—	2,356
Production and ad valorem taxes	9,362	17,784	—	27,146
Depreciation, depletion, and amortization	87,043	97,269	405	184,717
Impairment of proved oil and natural gas properties	2,527	54,362	(50,289)	6,600
Incentive unit compensation expense	43,279	—	—	43,279
General and administrative	38,479	43,495	105	82,079
Accretion of asset retirement obligations	728	4,853	—	5,581
(Gain) loss on commodity derivative instruments	(3,013)	(26,281)	—	(29,294)
(Gain) loss on sale of properties	(82,773)	(2,848)	—	(85,621)
Other, net	2	647	—	649

Total costs and expenses	121,866	281,139	(50,038)	352,967

Operating income (loss)	109,692	62,477	49,887	222,056
Other income (expense):
Interest expense, net	(27,349)	(41,901)	—	(69,250)
Earnings from equity investments	1,066	—	(1,066)	—
Other, net	145	—	—	145

Total other income (expense)	(26,138)	(41,901)	(1,066)	(69,105)

Income before income taxes	83,554	20,576	48,821	152,951
Income tax benefit (expense)	(1,311)	(308)	—	(1,619)

Net income (loss)	$82,243	$20,268	$48,821	$151,332

Contact:

Memorial Resource Development Corp.

Hays Mabry – Manager, Investor Relations

(713) 588-8339

ir@memorialrd.com